SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005

Dwango North America Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-50533	84-1407365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Elliott Avenue, Suite 601 Seattle, WA	98121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 832-0600

Dwango North America Corp.

(Former name or former address, if changed since last report.)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 7, 2005, J. Paul Quinn resigned as Chief Financial Officer, Secretary and Treasurer of Dwango North America Corp. (“the Company”) and as director and/or officer of its subsidiaries. Mr. Quinn’s resignation is effective December 16, 2005.

On December 9, 2005, the Board of Directors of Dwango promoted Michael Dunn, the Company’s controller, to the position of Chief Financial Officer and Treasurer, effective December 16, 2005. Prior to joining the Company in September 2004, from November 1997 to September 2004, Mr. Dunn held various positions in financial management, concluding as Manager of Revenue Accounting, at WatchGuard Technologies, a provider of network security services, where he was involved with the company’s initial and secondary offerings. During his tenure at WatchGuard Mr. Dunn played a prominent role in daily operations, strategic forecasting and revenue recognition.

A copy of the Company’s press release dated December 9, 2005 announcing Mr. Dunn’s promotion and Mr. Quinn’s resignation is attached hereto as Exhibit 99.1.

Item 8.01. Other Events.

Effective December 12, 2005, the Company changed its corporate name from Dwango North America Corp. to Dijji Corp and its CUSIP number from 267405108 to 25402R101. Further, effective December 13, 2005, the Company’s trading symbol on the Nasdaq OTCBB will be “DJJI”.

The Company effected the corporate name change by filing Articles of Merger with the Secretary of State of the State of Nevada, pursuant to which a wholly-owned subsidiary of the Company merged with and into the Company (the “Merger”). A copy of the Articles of Merger Merger is attached hereto as Exhibit 3.1. The Company is the surviving corporation in the Merger.

As a result of the corporate name change, the Company revised its specimen common stock certificate. A copy of which is attached hereto as Exhibit 4.1.

A copy of the press releases dated December 12, 2005 announcing the corporate name change and the change of the Company’s trading symbol are attached hereto as Exhibit 99.2 and 99.3 respectively.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
3.1	Articles of Merger of the Company
4.1	Specimen common stock certificate of the Company
99.1	Press release dated December 9, 2005 announcing the promotion of Michael Dunn the resignation of J. Paul Quinn
99.2	Press release dated December 12, 2005 announcing corporate name change to Dijji Corp
99.3	Press release dated December 12, 2005 announcing the Company’s new trading symbol

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dwango North America Corp.

Dated: December 12, 2005	By:	/s/ Alexander U. Conrad
Alexander U. Conrad
President, Chief Operating Officer and Interim Chief Executive Officer